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                                                                      EXHIBIT 99

MONDAY APRIL 3, 2:21 PM EASTERN TIME

COMPANY PRESS RELEASE

SYNAGRO ANNOUNCES THREE ACQUISITIONS ADDING
APPROXIMATELY $31 MILLION IN ANNUAL REVENUES

HOUSTON--(BUSINESS WIRE)--April 3, 2000--Synagro Technologies Inc. (Nasdaq:SYGR
- news) one of the country's largest independent, full service providers of residuals management services, announced today that it has closed the acquisitions of Rehbein Inc. ("Rehbein") and the biosolids operations of Whiteford Environmental Services ("Whiteford"). In addition, Synagro has entered into a stock purchase agreement to purchase all of the shares of Environmental Protection & Improvement Company Inc. ("EPIC"), a wholly owned subsidiary of Compost America Holding Company Inc. ("Compost").

Rehbein is located in Hugo, Minn., near Minneapolis/St. Paul and has operations in Minnesota, Michigan and Wisconsin. Rehbein has been performing biosolids land application services for industrial and municipal generators since 1979. Rehbein is the largest private residuals services provider in the Minnesota area. Rehbein provides Synagro with a strategic geographic presence in the Midwest and brings a strong management team that will continue to operate the business going forward. This acquisition will add approximately $5 million in annual revenues and is expected to be accretive to Synagro's calendar year 2000 earnings per share. Other terms of this transaction were not disclosed.

The Whiteford operations are headquartered in Whiteford, Md., near Baltimore and have provided specialty biosolids services for industrial and municipal generators in many states, including Maryland, Pennsylvania, Ohio, Virginia, Massachusetts, Florida and North Carolina. Whiteford presents Synagro with a unique opportunity to expand into the growing field of specialty biosolids services, including digester cleanings and dewatering. Having this expanded capability will allow Synagro to leverage its existing customer base by offering additional services. The Whiteford management team has remained with Synagro and will manage this specialty group after the close. Whiteford has historically generated between $2 million and $3 million in annual revenues and is expected to be accretive to Synagro's calendar year 2000 earnings per share. Other terms of this transaction were not disclosed.

EPIC is a waste transportation and management company headquartered in Denville, N.J. EPIC specializes in transporting biosolids by rail for disposal or land application for beneficial reuse. In addition, EPIC utilizes its rail fleet in transporting a variety of other waste streams, including incinerator ash and soils. EPIC's primary loading facility is located in Newark, N.J., and is operated 7-days a week, 24-hours a day. EPIC currently operates a fleet of approximately 150 high-capacity railcars and 1,300 containers. EPIC's intermodal transportation systems provide a quick, safe, direct, reliable and cost effective mode of transporting specialty waste streams. Since

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its inception in 1990, EPIC has successfully transported over two million tons of material for industrial and municipal generators, including New York City, Passaic Valley Sewage Commission, Bergen County, and Sevenson Environmental. A majority of EPIC's work is under long-term contract and represents approximately $170 million in contract work that has not been completed or billed. EPIC will add approximately $23 million in annual revenues and is expected to be accretive to Synagro's calendar year 2000 earnings per share.

The EPIC stock purchase agreement provides for a price at closing of approximately $37,500,000, which includes debt payoff, plus an earn-out and other adjustments. The closing of this transaction is contingent upon Synagro obtaining a satisfactory financing commitment no later than April 14, 2000, and other conditions, including notification to Compost's non-consenting shareholders in the manner required by the New Jersey Business Corporation Act. Directors and shareholders holding a majority of Compost's voting common shares have already approved the sale. Other terms of this transaction were not disclosed.

Synagro's chief executive officer, Ross M. Patten, stated that, "These recent acquisitions provide Synagro with important strategic enhancements to our current services. Rehbein allows Synagro to expand our Midwest regional presence. Whiteford brings an important enhancement to Synagro's current service offerings and EPIC adds a valuable transportation capability that few competitors offer. These acquisitions move Synagro closer to its goal of becoming a national full service provider of residuals management services. Additionally, these acquisitions, along with those announced earlier in the year, increase Synagro's pro forma annual revenue to approximately $117 million with corresponding pro forma annual earnings before interest, taxes, depreciation, and amortization ("EBITDA") of approximately $29 million, which represents increases over reported year ended December 31, 1999 results of 109% and 190%, respectively." Synagro is the fastest growing company focused on organic residuals management services, and has operations located throughout the country. In addition to pursuing acquisitions in key markets, the company is positioning itself as the national provider of biosolids services to municipalities and wastewater privatization projects throughout North America.

This press release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties or other factors not under the Company's control which may cause the actual results, performance or achievement of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, (1) the ability to find, timely close, and integrate acquisitions, (2) changes in accounting practices and treatment for acquisitions, (3) unseasonable weather, (4) changes in government regulations, and (5) the ability to access debt and equity financing when needed. Other factors are discussed in the Company's periodic filings with the Securities and Exchange Commission.

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Contact:
     Synagro Technologies Inc., Houston
     Ross M. Patten, 713/369-1700


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